UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2009

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pravda Street, 15A Moscow, Russia		125124
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2008, CTC Media, Inc. (the “Company”) filed a Report on Form 8-K announcing that the Company and Anton Kudryashov, its Chief Executive Officer, had entered into an option agreement pursuant to which the Company granted to Mr. Kudryashov an inducement option to purchase up to 3,042,482 shares of the Company’s common stock (the “Option”).  The Option is divided into three tranches.

The first tranche is an option to purchase 1,521,241 shares of common stock, which originally was subject to vesting over a three-year period. The exercise price for these option shares is currently $22.07 per share and was set on the basis of the average of the official closing price per share of the common stock (as reported by Nasdaq) measured over the 20 trading days before Mr. Kudryashov’s August 4, 2008 start date as the Company’s Chief Executive Officer.

The second tranche is an option to purchase up to 760,621 shares of common stock.  That option is further divided into three equal sub-tranches, where vesting is subject to the Company achieving certain revenue growth objectives in 2009, 2010 and 2011. The exercise price for these option shares is currently $5.49 per share, which was the official closing price per share of the Company’s common stock on January 2, 2009, as reported by Nasdaq.

The third tranche is an option for up to 760,620 shares of common stock. That option is further divided into three equal sub-tranches, where vesting is subject to the Company achieving certain reductions in its direct operating expenses and selling, general and administrative expenses (as compared to those expenses in 2008) in 2009, 2010 and 2011, and putting into effect certain organizational objectives approved by the Board of Directors for each of such years.  The exercise price for these option shares is currently $5.49 per share, which was the official close price per share of the common stock on January 2, 2009, as reported by Nasdaq.

On July 30, 2009, the Compensation Committee of the Company’s Board of Directors, upon authority delegated by the full Board of Directors, approved an amendment to the exercise price in respect of all shares under all three tranches of the Option.  Pursuant to the amendment, the exercise price for all shares under the Option will be equal to the official closing price per share of the common stock (as reported by Nasdaq) on August 11, 2009, which will be the first full trading day following the end of the blackout period in connection with the Company’s announcement of its results for the second quarter of the 2009 fiscal year.  The amendment of the exercise price of the Option is subject to, and contingent upon, the approval of such amendment by the Company’s stockholders at the next annual meeting of stockholders, in 2010.  MTG Russia AB and Alfa CTC Holdings Limited, which together hold a majority of the Company’s capital stock, have indicated that they intend to approve the amendment at the 2010 annual meeting of stockholders.

In conjunction with the amendment of the applicable exercise prices under the option agreement, the agreement was further amended to provide that the option shares under the time-based tranche would be subject to vesting over four years, rather than three years as originally provided.  Accordingly, 1/3 of the shares under the time-based tranche vest on August 4, 2009, as provided under the original agreement, and the remaining 2/3 of such shares will vest ratably on a quarterly basis through June 30, 2012, subject to Mr. Kudryashov’s continued employment with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: August 4, 2009	By:	/s/ Boris Podolsky
Name: Boris Podolsky
Title: Chief Financial Officer